EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105494 and 333-126932 on Form S-3, 333-91577 on Form S-4 and 333-43787, 333-89008, 333-95901, 333-105938, 333-114398, 333-118322, 333-120395, 333-126982, and 333-130270 on Form S-8 of our report relating to the financial statements of Iron Mountain Incorporated dated March 15, 2006 (except for note 2g and note 10 as to which the date is May 22, 2006), appearing in this Current Report on Form 8-K dated May 22, 2006 of Iron Mountain Incorporated.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 22, 2006